Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2017

Wilmington, MA (January 4, 2017) -- UniFirst Corporation (NYSE: UNF) today announced results for its first quarter of fiscal 2017 which ended November 26, 2016. Revenues for the quarter were $386.1 million, up 3.4% from $373.4 million in the year ago period. Net income was $28.2 million ($1.38 per diluted share), down 21.4% from $35.9 million ($1.78 per diluted share) in the first quarter of fiscal 2016. Results from the first quarter include the impact of the Company’s acquisition of Arrow Uniform (Arrow) which was completed in September 2016.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “First quarter growth was affected by the loss of uniform wearers and customers in North American energy-dependent markets.  However, we are encouraged by recent trends in these markets.  Wearer levels at the existing customers have shown improvement which suggests energy-related headwinds may be subsiding.  If these trends continue, our organic growth rates should improve as fiscal 2017 unfolds.”

Core Laundry revenues in the quarter were $351.8 million, up 5.0% from those in the prior year’s first quarter. Adjusting for the effect of acquisitions, Core Laundry revenues grew 0.6%. This segment’s operating income was $43.7 million, a 17.6% decrease from the prior year. Its operating margin was 12.4%, down from 15.8% for the same period in fiscal 2016. The margin decline was primarily the result of higher costs of revenues and selling and administrative expenses combined with low organic growth. In addition, the impact of the acquisition of Arrow, including the effect of non-cash purchase accounting charges, decreased the Core Laundry operating margin by approximately 1.1%.

Revenues and operating income from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, declined 16.5% and 73.1%, respectively, in the quarter compared to the same period a year ago. This segment’s results can vary significantly from period to period due to seasonality and the timing of reactor outages and projects. The quarterly results for this segment largely met our expectations and we currently expect this segment’s full year results will meet or exceed its fiscal 2016 revenues and operating income.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. Excluding the cash expended on Arrow, cash balances increased $42.2 million during the quarter and finished the quarter at $286.1 million.

Outlook

Mr. Croatti said, “At this time, we continue to expect that our fiscal 2017 revenues will be between $1.550 billion and $1.565 billion. We now expect that our full year diluted EPS will be between $4.85 and $5.00. Although the year is unfolding mostly as anticipated, certain items, including worker’s compensation claims and other operating expenses are trending higher. As a result, we are modifying our full year earnings expectations.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 240 service locations, 300,000 customer locations, and 13,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, our ability to properly and efficiently design, construct, implement and operate our new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 27, 2016 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen weeks ended November 26,	Thirteen weeks ended November 28,
(In thousands, except per share data)	2016	2015

Revenues	$386,108	$373,384

Operating expenses:
Cost of revenues (1)	238,765	222,603
Selling and administrative expenses (1)	79,446	72,749
Depreciation and amortization	22,140	19,738
Total operating expenses	340,351	315,090

Income from operations	45,757	58,294

Other (income) expense:
Interest expense	182	221
Interest income	(983)	(764)
Foreign exchange loss	494	479
Total other (income) expense	(307)	(64)

Income before income taxes	46,064	58,358
Provision for income taxes	17,850	22,468

Net income	$28,214	$35,890

Income per share – Basic
Common Stock	$1.46	$1.88
Class B Common Stock	$1.17	$1.50

Income per share – Diluted
Common Stock	$1.38	$1.78

Income allocated to – Basic
Common Stock	$22,342	$28,539
Class B Common Stock	$5,668	$7,193

Income allocated to – Diluted
Common Stock	$28,020	$35,741

Weighted average number of shares outstanding – Basic
Common Stock	15,285	15,218
Class B Common Stock	4,847	4,795

Weighted average number of shares outstanding – Diluted
Common Stock	20,249	20,132

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	November 26, 2016	August 27, 2016
Assets
Current assets:
Cash and cash equivalents	$286,119	$363,795
Receivables, net	176,404	156,578
Inventories	73,164	78,887
Rental merchandise in service	144,637	138,105
Prepaid taxes	—	10,418
Prepaid expenses and other current assets	23,917	29,831

Total current assets	704,241	777,614

Property, plant and equipment, net	541,300	539,818

Goodwill	367,663	320,641
Customer contracts and other intangible assets, net	81,329	38,664
Deferred income taxes	338	97
Other assets	29,914	25,173

	$1,724,785	$1,702,007

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$49,255	$50,884
Accrued liabilities	94,202	100,782
Accrued taxes	7,621	969

Total current liabilities	151,078	152,635

Long-term liabilities:
Accrued liabilities	104,193	104,921
Accrued and deferred income taxes	79,742	79,670

Total long-term liabilities	183,935	184,591

Shareholders' equity:
Common Stock	1,543	1,542
Class B Common Stock	485	485
Capital surplus	74,941	72,561
Retained earnings	1,346,633	1,319,142
Accumulated other comprehensive (loss) income	(33,830)	(28,949)

Total shareholders' equity	1,389,772	1,364,781

	$1,724,785	$1,702,007

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	Thirteen weeks ended November 26,	Thirteen weeks ended November 28,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$351,843	$335,037	$16,806	5.0%
Specialty Garments	22,356	26,770	(4,414)	-16.5
First Aid	11,909	11,577	332	2.9
Consolidated total	$386,108	$373,384	$12,724	3.4%

Income from Operations

	Thirteen weeks ended November 26,	Thirteen weeks ended November 28,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$43,673	$52,972	$(9,299)	-17.6%
Specialty Garments	1,151	4,286	(3,135)	-73.1
First Aid	933	1,036	(103)	-10.0
Consolidated total	$45,757	$58,294	$(12,537)	-21.5%

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Thirteen weeks ended November 26, 2016	Thirteen weeks ended November 28, 2015
Cash flows from operating activities:
Net income	$28,214	$35,890
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	18,500	17,643
Amortization of intangible assets	3,640	2,095
Amortization of deferred financing costs	28	52
Share-based compensation	2,015	1,260
Accretion on environmental contingencies	150	167
Accretion on asset retirement obligations	205	199
Deferred income taxes	(746)	26
Changes in assets and liabilities, net of acquisitions:
Receivables	(13,112)	(17,376)
Inventories	7,526	3,452
Rental merchandise in service	152	(1,280)
Prepaid expenses and other current assets and Other assets	9,288	(2,286)
Accounts payable	(1,113)	7,913
Accrued liabilities	(8,837)	(4,967)
Prepaid and accrued income taxes	17,589	14,853
Net cash provided by operating activities	63,499	57,641

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(120,391)	(73)
Capital expenditures	(18,233)	(21,049)
Other	281	223
Net cash used in investing activities	(138,343)	(20,899)

Cash flows from financing activities:
Payments on loans payable and long-term debt	—	(764)
Proceeds from exercise of Common Stock options, including excess tax benefits	929	383
Taxes withheld and paid related to net share settlement of equity awards	(566)	—
Payment of cash dividends	(724)	(717)
Net cash used in financing activities	(361)	(1,098)

Effect of exchange rate changes on cash	(2,471)	(665)

Net (decrease) increase in cash and cash equivalents	(77,676)	34,979
Cash and cash equivalents at beginning of period	363,795	276,553

Cash and cash equivalents at end of period	$286,119	$311,532